Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 2

Dated as of April 25, 2014

to

TERM LOAN CREDIT AGREEMENT

Dated as of December 15, 2011

THIS AMENDMENT NO. 2 (this “Amendment”) is made as of April 25, 2014 by and among CMS Energy Corporation, a Michigan corporation (the “Company”), the financial institutions listed on the signature pages hereof and JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”), under that certain Term Loan Credit Agreement dated as of December 15, 2011 by and among the Company, the Banks and the Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Company has requested that the Banks and the Agent agree to certain amendments to the Credit Agreement;

WHEREAS, the Company, the Banks and the Agent have so agreed on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Banks party hereto and the Agent hereby agree to enter into this Amendment.

1.                                      Amendments to the Credit Agreement.  Effective as of April 25, 2014 (the “Amendment No. 2 Effective Date”) but subject to the satisfaction of the conditions precedent set forth in Section 2 below, the parties hereto agree that the Credit Agreement is hereby amended as follows:

(a)                                 Section 1.1 of the Credit Agreement is hereby amended to insert the following definitions in the appropriate alphabetical order:

“Amendment No. 2 Effective Date” means April 25, 2014.

‘“FCPA” means the Foreign Corrupt Practices Act of 1977, 15 USC 78dd-1, et seq.”

“Impacted Interest Period” has the meaning assigned to such term in the definition of “Base Eurodollar Rate”.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Bank, (c) the Company, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Interpolated Rate” means, at any time, the rate per annum determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “Base Eurodollar Rate”.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, any Person listed in any Sanctions-related list of designated Persons maintained by OFAC and the U.S. Department of State.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.”

(b)                                 The definition of “Base Eurodollar Rate” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

‘“Base Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the per annum interest rate determined by the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the Base Eurodollar Rate for such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  It is understood and agreed that all of the terms and conditions of this definition of “Eurodollar Rate” shall be subject to Section 4.3.”

(c)                                  The definition of “Change in Law” appearing in Section 1.1 of the Credit

Agreement is hereby amended and restated in its entirety to read as follows:

‘“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Bank, if later, the date on which such Bank becomes a Bank), of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.”

(d)                                 The definition of “Defaulting Bank” appearing in Section 1.1 of the Credit Agreement is hereby amended to (x) insert the word “reasonably” immediately before the word “satisfactory” appearing in clause (c) thereof and (y) insert the following sentence at the end thereof:

“Any determination by the Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error.”

(e)                                  The definition of “FATCA” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.”

(f)                                   The definition of “Governmental Authority” appearing in Section 1.1 of the Credit Agreement is hereby amended to insert the parenthetical “(including the European Union or the European Central Bank)” immediately before the period at the end thereof.

(g)                                  The definition of “Maturity Date” appearing in Section 1.1 of the Credit Agreement is hereby amended to delete the reference to “December 15, 2016” appearing therein and replace such reference with a reference to “April 25, 2017”.

(h)                                 The definition of “Total Consolidated Debt” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

‘“Total Consolidated Debt” means, at any date of determination, the aggregate Debt of the Company and its Consolidated Subsidiaries (including, without limitation, all Off-Balance Sheet Liabilities and the Consumers Preferred

Equity); provided that Total Consolidated Debt shall exclude (other than in respect of the Consumers Preferred Equity), without duplication, (i) the principal amount of any Securitized Bonds, (ii) any Junior Subordinated Debt of the Company owned by any Hybrid Equity Securities Subsidiary or Hybrid Preferred Securities Subsidiary, (iii) such percentage of the Net Proceeds from any issuance of hybrid debt/equity securities (other than Junior Subordinated Debt, Hybrid Equity Securities and Hybrid Preferred Securities) by the Company or any Consolidated Subsidiary as shall be agreed to be deemed equity by the Agent and the Company prior to the issuance thereof (which determination shall be based on, among other things, the treatment (if any) given to such securities by the applicable rating agencies), (iv) to the extent that any portion of the disposition of the Company’s Palisades Nuclear Plant shall be required to be accounted for as a financing under GAAP rather than as a sale, the amount of liabilities reflected on the Company’s consolidated balance sheet as the result of such disposition, (v) any Mandatorily Convertible Securities, (vi) any Project Finance Debt of the Company or any Consolidated Subsidiary, (vii) Debt of any Affiliate of the Company that is (1) consolidated on the financial statements of the Company solely as a result of the effect and application of Accounting Standards Codification Subtopic 810-10 (previously referred to as Financial Accounting Standards Board Interpretation No. 46(R) and Accounting Research Bulletin No. 51) and (2) non-recourse to the Company or any of its Affiliates (other than the primary obligor of such Debt and any of its Subsidiaries) and (viii) Debt of the Company and its Affiliates that is re-categorized as such from certain lease obligations pursuant to Section 15 of Accounting Standards Codification Subtopic 840-10 (previously referred to as Emerging Issues Task Force Issue No. 01-8), any subsequent recommendation or other interpretation, bulletin or other similar document by the Financial Accounting Standards Board on or related to such re-categorization.”

(i)                                     Section 1.3 of the Credit Agreement is hereby amended to (x) delete the parenthetical “(including the application of Financial Accounting Standards Board Interpretation Nos. 45 and 46 and Financial Accounting Standards Board Statement No. 150)” appearing therein and (y) amend and restate the last sentence thereof in its entirety to read as follows:

“Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Section 25 of Accounting Standards Codification Subtopic 825-10 (previously referred to as Statement of Financial Accounting Standards No. 159) (or any other Accounting Standards Codification Topic having a similar result or effect) to value any Debt or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification Topic having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof.”

(j)                                    Section 2.12(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b)                           If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.8, Section 2.15 or Section 13.8, then the Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Agent for the account of such Bank and for the benefit of the Agent to satisfy such Bank’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Bank under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Agent in its discretion.”

(k)                                 Section 4.1(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) If any Change in Law,

(i)                                         subjects the Agent, any Bank or any applicable Lending Installation to any tax, duty, charge, withholding levy, imposts, deduction, assessment or fee on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Taxes, (B) Excluded Taxes, and (C) Other Taxes), or

(ii)                                      imposes or increases or deems applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by any Bank or any applicable Lending Installation (including any reserve costs under Regulation D with respect to Eurocurrency liabilities (as defined in Regulation D)), or

(iii)                                   imposes any other condition the result of which is to increase the cost to any Bank or any applicable Lending Installation of making, continuing, converting into, funding or maintaining Advances, or reduces any amount receivable by any Bank or any applicable Lending Installation in connection with Advances or requires any Bank or any applicable Lending Installation to make any payment calculated by reference to its Outstanding Credit Exposure or interest received by it, by an amount deemed material by such Bank, or

(iv)                                  affects the amount of capital or liquidity required or expected to be maintained by any Bank or any applicable Lending Installation or any corporation controlling any Bank and such Bank determines the amount of capital or liquidity required is increased by or based upon the existence of this Agreement or its obligation to make Advances hereunder or of commitments of this type, then, upon presentation by the Agent or such Bank to the Company of a certificate (as referred to in the immediately succeeding sentence of this Section 4.1) setting forth the basis for such determination and the additional amounts reasonably determined by the Agent or such Bank for the period of up to ninety

(90) days prior to the date on which such certificate is delivered to the Company and the Agent, to be sufficient to compensate the Agent or such Bank, as applicable, in light of such circumstances, the Company shall within thirty (30) days of such delivery of such certificate pay to the Agent for its own account or for the account of the Agent or such Bank, as applicable, the specified amounts set forth on such certificate.  The Agent or affected Bank, as applicable, shall deliver to the Company and the Agent a certificate setting forth the basis of the claim and specifying in reasonable detail the calculation of such increased expense, which certificate shall be prima facie evidence as to such increase and such amounts.  The Agent or an affected Bank, as applicable, may deliver more than one certificate to the Company during the term of this Agreement.  In making the determinations contemplated by the above-referenced certificate, the Agent and any Bank may make such reasonable estimates, assumptions, allocations and the like that the Agent or such Bank, as applicable, in good faith determines to be appropriate, and the Agent’s or such Bank’s selection thereof in accordance with this Section 4.1 shall be conclusive and binding on the Company, absent manifest error.”

(l)                                     Section 4.5(g) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(g)                            If a payment made to a Bank under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company and the Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.  Notwithstanding anything to the contrary herein, the completion, execution and submission of such documentation shall not be required if in a Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.”

(m)                             Section 4.5(h) of the Credit Agreement is hereby amended to insert a reference to “and Other Taxes” immediately after each reference to “Taxes” appearing therein.

(n)                                 Section 4.7(b) of the Credit Agreement is hereby amended to (x) insert a reference to “, except as otherwise provided in Section 10.1,” immediately after the words “provided, that” appearing therein and (y) insert the word “directly” immediately before the word “affected”

(o)                                 Section 5.5 of the Credit Agreement is hereby amended to delete each reference to “December 31, 2010” appearing therein and replace such reference with a reference to “December 31, 2013”.

(p)                                 Section 5.6 of the Credit Agreement is hereby amended to (x) delete the reference to “December 31, 2010” appearing therein and replace such reference with a reference to “December 31, 2013” and (y) delete the reference to “Closing Date” appearing therein and replace such reference with a reference to “Amendment No. 2 Effective Date”.

(q)                                 Section 5.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“5.13                  FCPA and Sanctions.  The Company is in compliance with FCPA and Sanctions in all material respects and has not directly  done business with either any Sanctioned Country or Sanctioned Person (other than any of the Company’s or its Subsidiaries’ natural gas and/or electric customers known to the Company to be a Sanctioned Person and in respect of which the Company shall have notified the Agent and the Banks).”

(r)                                    Section 6.8 of the Credit Agreement is hereby amended to insert the following sentences at the end thereof:

“The Company will not, nor will it permit any Subsidiary to, use the proceeds of any Advance in violation of FCPA.  The Company will not, nor will it permit any Subsidiary to, knowingly use the proceeds of any Advance for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country.”

(s)                                   Section 7.2 of the Credit Agreement is hereby amended to delete the reference to “December 31, 2010” appearing therein and replace such reference with a reference to “December 31, 2012”.

(t)                                    Section 10.1 of the Credit Agreement is hereby amended to insert the following sentence at the end thereof:

“Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Bank, except with respect to any amendment, waiver or other modification referred to in clause (a) or (c) above and then only in the event such Defaulting Bank shall be directly affected by such amendment, waiver or other modification.”

(u)                                 Section 12.1(b) of the Credit Agreement is hereby amended to (x) insert a reference to “, other than an Ineligible Institution,” immediately after the parenthetical “(each a “Participant”)” appearing therein, (y) delete the reference to “an agent” appearing therein and replace such reference with a reference to “a non-fiduciary agent” and (z) insert the following sentence at the end thereof:

“For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.”

(v)                                 Section 12.1(c) of the Credit Agreement is hereby amended to (x) delete the parenthetical “(other than the Company and its Affiliates)” and replace such parenthetical with “(other than an Ineligible Institution”) and (y) insert the words “or central bank” immediately after the reference to “Federal Reserve Bank” appearing therein.

(w)                               Section 12.1(e) of the Credit Agreement is hereby amended to (x) insert the parenthetical “(and stated interest)” immediately after the reference to “principal amount” appearing therein and (y) insert the words “absent manifest error” immediately after the word “conclusive” appearing therein.

(x)                                 Section 12.8 of the Credit Agreement is hereby amended to (x) insert the words “and their successors and permitted assigns” immediately after the reference to “The Company further agrees to indemnify the Agent, each Arranger, each Bank” appearing therein and (y) delete the reference to “the Office of Foreign Assets Control” and replace such reference with a reference to “OFAC”.

(y)                                 Section 12.16 of the Credit Agreement is hereby amended to (x) delete the word “or” immediately before the reference to “(g)” appearing therein and (y) insert the following words immediately before the period at the end of the first sentence thereof:

“, (h) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder or (i) with the written consent of the Company”

(z)                                  Article XII of the Credit Agreement is hereby amended to insert the following as a new Section 12.17 thereof:

“12.17           No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Company acknowledges and agrees that:  (i) none of the Arrangers, the Agent or the Banks or their respective Affiliates are subject to any fiduciary or other implied duties, (ii) none of the Arrangers, the Agent or the Banks or their respective Affiliates are advising the Company or any of its Affiliates as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction, (iii) the Company has consulted with its own advisors concerning such matters and is responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and none of the Arrangers, the Agent or the Banks or their respective Affiliates have any responsibility or liability to the Company or any of its Affiliates with respect thereto and (iv) each of the Arrangers, the Agent and the Banks and their respective Affiliates may have economic interests that conflict with those of the Company, its stockholders and/or its Affiliates.”

(aa)                          Section 13.3 of the Credit Agreement is hereby amended to insert the words “as determined in a final, non-appealable judgment by a court of competent jurisdiction” immediately before the period at the end thereof.

(bb)                          Section 13.8 of the Credit Agreement is hereby amended to insert the words “as determined in a final, non-appealable judgment by a court of competent jurisdiction” immediately before the last reference to “of the Agent” appearing therein.

(cc)                            Section 13.10(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Each Bank acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities.  Each Bank further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Agent or any other Bank and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Bank, and to make, acquire or hold Loans hereunder.  Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own credit decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.”

(dd)                          Section 13.11 of the Credit Agreement is hereby amended to delete the reference to “New York, New York or Los Angeles, California” and replace such reference with a reference to “the United States”.

(ee)                            Exhibit B to the Credit Agreement is hereby amended and restated in its entirety in the form of Annex A to this Amendment.

(ff)                              Schedule 1 to the Credit Agreement is hereby amended and restated in its entirety in the form of Annex B to this Amendment.

2.                                      Conditions of Effectiveness.  The effectiveness of this Amendment on the Amendment No. 2 Effective Date is subject to the conditions precedent that (i) the Agent shall have received counterparts of this Amendment duly executed by the Company, the Banks and the Agent, (ii) a copy of the Restated Articles of Incorporation of the Company, together with all amendments, certified by the Secretary or an Assistant Secretary of the Company, and a certificate of good standing, certified by the appropriate governmental officer in its jurisdiction of incorporation, (iii) copies, certified by the Secretary or an Assistant Secretary of the Company, of its bylaws and of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Bank) authorizing the execution of this Amendment, (iv) an incumbency certificate, executed by the Secretary or an Assistant Secretary of the Company, which shall identify by name and title and bear the original or facsimile signature of the officers of the Company authorized to sign the Amendment and the officers or other employees authorized to make borrowings under the Credit Agreement, upon which certificate the Bank shall be entitled to rely until informed of any change in writing by the Company, (v) a certificate, signed by a Designated Officer of the Company, stating that on the Amendment No. 2 Effective Date (a) no Default or Event of Default has occurred and is continuing and (b) each representation or warranty contained in Article V of the Credit Agreement is true and correct, (vi) an opinion letter of (a) Shelley J. Ruckman, Esq., Assistant General Counsel of the Company and (b) Sidley Austin LLP, counsel for the Agent, in each case covering substantially the same matters as the corresponding opinion letter issued in connection with the Credit Agreement and (vii) the Agent shall have received payment and/or reimbursement of the Agent’s and its affiliates’ fees and expenses (including, to the extent invoiced, fees and expenses of counsel for the Agent) in connection with this Amendment.

3.                                      Representations and Warranties of the Company.  The Company hereby represents and warrants as follows:

(a)                                 This Amendment and the Credit Agreement as modified hereby constitute legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms, subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)                                 As of the date hereof and after giving effect to the terms of this Amendment, (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties contained in Article V of the Credit Agreement, as amended hereby, are true and correct.

4.                                      Reference to and Effect on the Credit Agreement.

(a)                                 Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Credit Document shall mean and be a reference to the Credit Agreement as amended hereby.

(b)                                 Each Credit Document and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c)                                  Except with respect to the subject matter hereof, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Banks, nor constitute a waiver of any provision of the Credit Agreement, the Credit Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith.

(d)                                 This Amendment shall be a Credit Document.

5.                                      Governing Law.  This Amendment shall be construed in accordance with and governed by the law of the State of New York.

6.                                      Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7.                                      Counterparts.  This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

CMS ENERGY CORPORATION,
as the Company

By:	/s/ DV Rao
Name: Venkat Dhenuvakonda Rao
Title: Vice President and Treasurer

Signature Page to Amendment No. 2 to

Term Loan Credit Agreement dated as of December 15, 2011

CMS Energy Corporation

JPMORGAN CHASE BANK, N.A.,
individually as a Bank and as Agent

By:	/s/ Nancy R. Barwig
Name: Nancy R. Barwig
Title: Credit Executive

Signature Page to Amendment No. 2 to

Term Loan Credit Agreement dated as of December 15, 2011

CMS Energy Corporation

UNION BANK, N.A.,
as a Bank

By:	/s/ Jeff Fesenmaier
Name: Jeff Fesenmaier
Title: Director

Signature Page to Amendment No. 2 to

Term Loan Credit Agreement dated as of December 15, 2011

CMS Energy Corporation

BANK OF AMERICA, N.A.,
as a Bank

By:	/s/ Gregory J. Bosio
Name: Gregory J. Bosio
Title: Vice President

Signature Page to Amendment No. 2 to

Term Loan Credit Agreement dated as of December 15, 2011

CMS Energy Corporation

Annex A

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

I,                                   ,                              of CMS Energy Corporation, a Michigan corporation (the “Company”), DO HEREBY CERTIFY in connection with the Term Loan Credit Agreement, dated as of December 15, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement or the Indenture (as defined in the Credit Agreement), as applicable), among the Company, various financial institutions and JPMorgan Chase Bank, N.A., as Agent, that:

Section 8.1 of the Credit Agreement provides that the Company shall:  “At all times, maintain a ratio of Total Consolidated Debt to Total Consolidated EBITDA of not greater than 6.0 to 1.0.”

Section 8.2 of the Credit Agreement provides that the Company shall:  “maintain a Consolidated Coverage Ratio, determined as of the end of each of its fiscal quarters ending on and after December 31, 2011 and for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, of greater than 2.0 to 1.0.”

The following calculations are made in accordance with the definitions of Total Consolidated Debt, Total Consolidated EBITDA and Consolidated Coverage Ratio in the Credit Agreement and are correct and accurate as of                           ,       :

I.	Consolidated Leverage Ratio

A.	Total Consolidated Debt

	(a)	Indebtedness for borrowed money	$

plus	(b)	Indebtedness for deferred purchase price of property/services	(+) $

plus	(c)

Liabilities for accumulated funding deficiencies (prior to the effectiveness of the applicable provisions of the Pension Protection Act of 2006 with respect to a Plan) and liabilities for failure to make a payment required to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA (on and after the effectiveness of the applicable provisions of the Pension Protection Act of 2006 with respect to a Plan).

(+) $

plus	(d)	Liabilities in connection with withdrawal liability under ERISA to any Multiemployer Plan	(+) $

plus	(e)	Obligations under acceptance facilities	(+) $

plus	(f)	Obligations under Capital Leases	(+) $

plus	(g)	Obligations under interest rate swap, “cap”, “collar” or other hedging agreement	(+) $

plus	(h)	Off-Balance Sheet Liabilities	(+) $

plus	(i)	the Consumers Preferred Equity	(+) $

plus	(j)	non-contingent obligations in respect of letters of credit and bankers’ acceptances	(+) $

plus	(k)	Guaranties, endorsements and other contingent obligations	(+) $

plus	(l)

elimination of reduction in Debt due to any election under Section 25 of Accounting Standards Codification Subtopic 825-10 to “fair value” any Debt or other liabilities of the Company or any Subsidiary

(+) $

plus	(m)	elimination of reduction in Debt due to application of Accounting Standards Codification Subtopic 470-20	(+) $

minus	(n)	Principal amount of any Securitized Bonds	(-) $

minus	(o)	Junior Subordinated Debt of the Company owned by any Hybrid Equity Securities Subsidiary or Hybrid Preferred Securities Subsidiary	(-) $

minus	(p)	Agreed upon percentage of Net Proceeds from issuance of hybrid debt/equity securities (other than Junior Subordinated Debt, Hybrid Equity Securities and Hybrid Preferred Securities)	(-) $

minus	(q)	Liabilities on the Company’s balance sheet resulting from the disposition of the Palisades Nuclear Plant	(-) $

minus	(r)	Mandatorily Convertible Securities	(-) $

minus	(s)	Project Finance Debt of the Company or any Consolidated Subsidiary	(-) $

minus	(t)	Debt of Affiliates of the Company of the type described in clause (vii) of the definition of “Total Consolidated Debt”	(-) $

minus	(u)	Debt of the Company and its Affiliates that is re-categorized as such from certain lease obligations pursuant to Section 15 of Accounting Standards Codification Subtopic 840-10	(-) $

		Total	$

B.	Total Consolidated EBITDA:

	(a)	Pretax Operating Income	$

plus	(b)	depreciation, depletion and amortization	(+) $

plus	(c) non-cash write-offs and write-downs, including, without limitation, write-offs or write-downs related to the sale of assets, impairment of assets and loss on contracts		(+) $

plus	(d) (non-cash gains) or losses on mark-to-market valuation of contracts		(+/-) $

minus	(e) operating income attributable to that portion of the revenues of Consumers Energy Company dedicated to the repayment of the Securitized Bonds		(-) $

		Total	$

C.	Leverage Ratio (total of A divided by total of B)		to 1.00

II.	Consolidated Coverage Ratio

A.	Operating Cash Flow

	(a)	Consolidated Net Income (Loss) (see (x) below)	$

plus	(b)	Consolidated Interest Expense, including costs of early extinguishment of Debt (see (y-1) below)	(+) $

plus	(c)	income tax expense (benefit)	(+) $

plus	(d)	income tax expense (benefit) in Discontinued Operations	(+) $

plus	(e)	depreciation, depletion and amortization	(+) $

plus	(f)	non-recurring, non-cash charges to earnings	(+) $

plus	(g)	accretion expense	(+) $

		Total	$

B.	Consolidated Interest Expense (see (y-2) below)		$

C.	Consolidated Coverage Ratio (total of A divided by total of B)		to 1.00

(x)	Consolidated Net Income (Loss)

	(a)	Consolidated Net Income (Loss) per financial statements	$

minus	(b)	undistributed earnings of Unconsolidated Subsidiaries	(-) $

plus	(c)	(gain) loss on asset sales	(+) $

plus	(d)	(gain) loss on disposal of discontinued operations	(+) $

		Total	$

(y)	Consolidated Interest Expense

	(a)	interest on Long-term Debt	$

plus	(b)	interest expense - intercompany	(+) $

plus	(c)	capitalized interest expense	(+) $

plus	(d)	other interest expense	(+) $

plus	(e)	interest on Capital Leases	(+) $

minus	(f)	interest expense of Consumers’ Securitization Bonds	(-) $

(y-1)	Consolidated Interest Expense in Operating Cash Flow, as defined (total of (a) through (f))		$

minus	(g)	costs of early retirement of Debt	(-) $

(y-2)	Consolidated Interest Expense (total of (y-1) minus (g))		$

IN WITNESS WHEREOF, I have signed this Certificate this        day of                   ,       .

Name:
Title:

Annex B

SCHEDULE 1

PRICING SCHEDULE

The Applicable Margin shall be determined pursuant to the table below.

	Pricing Level I	Pricing Level II	Pricing Level III	Pricing Level IV	Pricing Level V

Applicable Margin for Eurodollar Rate Loans	1.00%	1.125%	1.25%	1.50%	2.00%

Applicable Margin for Floating Rate Loans	0.00%	0.125%	0.25%	0.50%	1.00%

For purposes of the foregoing:

Changes in the Applicable Margin resulting from a change in the Pricing Level shall become effective on the effective date of any change in the Senior Unsecured Debt Rating from S&P or Moody’s.  In the event of a split in the Senior Unsecured Debt Rating from S&P and Moody’s that would otherwise result in the application of more than one Pricing Level (had the provisions regarding the applicability of other Pricing Levels contained in the definitions thereof not been given effect), then the Applicable Margin shall be determined as follows:  (x) if the split in the Senior Unsecured Debt Rating is one Pricing Level, then the higher Senior Unsecured Debt Rating will be the applicable Pricing Level, (y) if the split in the Senior Unsecured Debt Rating is two Pricing Levels, the midpoint between the two will be the applicable Pricing Level, and (z) if the split in the Senior Unsecured Debt Rating is more than two Pricing Levels, the Pricing Level will be the Pricing Level immediately below the higher Pricing Level.  If either (but not both) Moody’s or S&P shall cease to be in the business of rating corporate debt obligations, the Pricing Levels shall be determined on the basis of the Senior Unsecured Debt Ratings provided by the other rating agency.  If at any time the Unsecured Debt of the Company is unrated by Moody’s and S&P, the Pricing Level will be Pricing Level V; provided that if the reason that there is no such Senior Unsecured Debt Rating results from Moody’s and S&P ceasing to issue debt ratings generally, then the Company and the Agent may select a Substitute Rating Agency for purposes of the foregoing Pricing Schedule (and all references in the Credit Agreement to Moody’s and S&P, as applicable, shall refer to such Substitute Rating Agency), and until a Substitute Rating Agency is so selected, the Pricing Level shall be determined by reference to the Senior Unsecured Debt Rating most recently in effect prior to cessation.

“Pricing Level” means Pricing Level I, Pricing Level II, Pricing Level III, Pricing Level IV or Pricing Level V, as the context may require.

“Pricing Level I” means any time when (i) no Event of Default has occurred and is continuing and (ii) the Senior Unsecured Debt Rating is A- or higher by S&P or A3 or higher by Moody’s.

“Pricing Level II” means any time when (i) no Event of Default has occurred and is continuing, (ii) the Senior Unsecured Debt Rating is BBB+ or higher by S&P or Baa1 or higher by Moody’s and (iii) Pricing Level I does not apply.

“Pricing Level III” means any time when (i) no Event of Default has occurred and is continuing, (ii) the Senior Unsecured Debt Rating is BBB or higher by S&P or Baa2 or higher by Moody’s and (iii) none of Pricing Level I or Pricing Level II is applicable.

“Pricing Level IV” means any time when (i) no Event of Default has occurred and is continuing, (ii) the Senior Unsecured Debt Rating is BBB- or higher by S&P or Baa3 or higher by Moody’s and (iii) none of Pricing Level I, Pricing Level II or Pricing Level III is applicable.

“Pricing Level V” means any time when none of Pricing Levels I, II, III or IV is applicable.

“Senior Unsecured Debt Rating” means at any date, the credit rating identified by S&P or Moody’s as the credit rating which (i) it has assigned to Unsecured Debt of the Company or (ii) would assign to Unsecured Debt of the Company were the Company to issue or have outstanding any Unsecured Debt on such date.

“Substitute Rating Agency” means a nationally-recognized rating agency (other than Moody’s and S&P).

“Unsecured Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.